Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries, Inc. - President and CEO
Richard Vilsoet Dycom Industries, Inc. - General Counsel
Drew DeFerrari Dycom Industries, Inc. - CFO
Tim Estes Dycom Industries, Inc. - COO

CONFERENCE CALL PARTICIPANTS
Sean Eastman KeyBanc Capital Markets - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Jennifer Fritzsche Wells Fargo Securities - Analyst
Victor Chiu Raymond James - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call.

(Operator Instructions)

As a reminder today's conference is being recorded. I would now like to turn the conference over to your host, President and CEO, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thank you, Keely. Good morning, everyone. I'd like to thank you for attending this conference call to review our third quarter FY15 results. During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com, under the heading Events. Relevant slides will be identified by number throughout our presentation.

Going to slide 2, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.

Richard Vilsoet - Dycom Industries, Inc. - General Counsel

Thank you, Steve. Referring to slide 3, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management current expectations, estimates and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 26, 2014 and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements.

Steve?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thank you, Rick. Now moving to slide 4 and a review of our third quarter results.

As you review our results, please note that we have presented Adjusted EBITDA and certain revenue amounts, excluding revenues from businesses acquired during the fourth quarter of FY14, and the first quarter of FY15 and revenues from stimulus funded projects, all of which are Non-GAAP financial measures in our release and comments. See slides 13 through 16 for a reconciliation of Non-GAAP measures to GAAP measures.

Revenue increased significantly year-over-year to $492.4 million, an increase of 15.5%. This quarter was impacted by a broad increase in demand from our key customers, particularly those deploying one-gigabit wireline networks and those where we are growing core market share. These factors offset a decline in work for rural customers receiving stimulus funding.

Gross margins increased 334 basis points as a percentage of revenue, reflecting a better mix of work types and broadly improved operating performance, while general and administrative expenses improved year-over-year, decreasing 11 basis points. All of these factors produced Adjusted EBITDA of $63 million, or 12.8% of revenue, and net income of $0.58 per share compared to $0.23 in the year-ago quarter.

On April 24, we expanded our credit facility capacity to $600 million and extended its term to April 2020, further fortifying our already robust financial strength. Liquidity was solid in the quarter, with cash and availability under our new credit facility totaling $401.9 million. And finally, during the quarter, we repurchased 275,000 shares of our common stock at an average price of $49.24 per share, or $13.5 million.

Now we will update our views of the significant and unprecedented industry end market driver which concretely impacted our business during the third quarter and continues to form an increasingly firm basis for our outlook. Going to slide 5.

Today, a number of major industry participants are deploying significant wireline networks across broad sections of the country. These newly deployed networks are generally designed to provision bandwidth enabling one-gigabit speeds to individual consumers. Recently, one industry participant articulated plans to deploy speeds beyond one gigabit.

These industry developments are producing opportunities across a broad array of our existing customers which in aggregate are unprecedented for the industry. Currently, we are providing engineering and design and aerial and underground construction services for one-gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers.

Revenues and opportunities driven by this new industry standard accelerated during the third quarter of 2015. Customer spending modulations have diminished and customers are publicly outlining multi-year initiatives. As network strategies have firmed, timing uncertainty has receded. We remain confident that our competitively unparalleled scale and market share as well as our robust financial strength position us well to deliver valuable services to our customers for those opportunities which have the highest likelihood of benefiting our shareholders.

Now moving to slide 6. During the quarter, we experienced the effects of an overall industry environment which showed clear signs of acceleration. Organic revenue grew 13.4%, while revenue excluding services provided for stimulus funded projects grew organically at a rate of 18.6%.

Our top five customers combined produced 62.2% of revenue, increasing 23.2% organically, while all other customers increased 0.5% organically. Of note, each one of our top five customers grew organically, the first time this has occurred since the second quarter of FY08.

AT&T was our largest customer, at 21.3% of total revenue, or $104.7 million; AT&T grew 14.1% organically year-over-year. Growth in wireline services more than offset an expected year-over-year decline in wireless.

Revenue from the Century Link was $68.5 million, or 13.9% of revenue; Century Link grew 18.9% organically. Revenue from Comcast was $65.2 million, or 13.3% of revenue; Comcast was our third largest customer and grew organically 25.8%.

Verizon was Dycom's fourth largest customer for the quarter at 7.5% of revenue, or $36.8 million; Verizon grew organically 9.0%. Revenue from a customer who has requested that we not disclose their identity was $31 million, or 6.3% of revenue. It was our fifth largest customer.

Going to slide 7. Backlog at the end of the third quarter was $2.912 billion, versus $2.986 billion at the end of the second quarter of 2015, a decrease of approximately $74 million. Of this backlog, approximately $1.618 billion is expected to be completed in the next 12 months. Both backlog calculations reflect solid performance as we continue to book new work and renew existing work.

We anticipate substantial future opportunities across a broad array of our customers. For Comcast, we secured or renewed construction and maintenance agreement in California and Colorado. With Charter, we renewed construction and maintenance agreements for Illinois, Missouri, Tennessee, North Carolina, South Carolina and Texas.

From Century Link, we secured construction services agreements for Minnesota and Washington. With Time Warner Cable, we renewed construction and maintenance service agreements in California, Arizona and Texas. And finally, we secured construction service agreements from Windstream for New Mexico and Pennsylvania and engineering service agreements in Missouri and Arkansas.

Headcount increased during the quarter to 10,852. Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Thanks, Steve, and good morning, everyone. Going to slide 8. Contract revenues for Q3 of 2015 were $492.4 million and organic growth was at 13.4%, reflecting growth from several key customers offset by declines on stimulus projects. Businesses acquired in the first quarter of 2015 and the fourth quarter of 2014 contributed in aggregate $8.9 million of revenue in the current period. Gross margins increased 334 basis points, with a better mix of work types, lower fuel prices and improved productivity with more favorable weather compared to Q3 2014.

G&A as a percent of revenue was slightly down year-over-year and reflects our scale of operations. Adjusted EBITDA increased to 12.8% of revenue, or $63 million, compared to 9.3%, or $39.6 million, in the year ago period. The strength of the performance this quarter resulted in earnings per share of $0.58, compared to $0.23 in Q3 2014.

With the increase in pretax income during the year and projected for our fourth quarter, our effective tax rate came in at 37.2% for Q3, which was favorable to our expectations. The difference in the effective rate contributed approximately $0.02 of EPS on the quarter compared to our previous expectations. We expect our Q4 effective tax rate to be 38.5%.

Turning to slide 9, our cash flows and balance sheet continue to reflect the strength of our business and our liquidity is over $400 million, with cash on hand and availability on our credit agreement. At the end of Q3, we entered into an amended five-year, $600 million credit agreement, which includes a term loan of $150 million and revolving facility of $450 million. We ended the quarter with the outstanding balance on the term loan and approximately $16.3 million drawn on the revolving facility.

Operating cash flows of $40.3 million reflect solid earnings and changes in working capital. During Q3, our combined DSOs of AR and cost in excess of billings net declined by 4 days to 92 days as collections improved.

During the quarter, we collected approximately $7.1 million of past due balances from a customer on a stimulus project. This project has restarted and is progressing towards completion. Subsequent to the end of the quarter, we received an additional $5.8 million from this customer. The remaining past due balance is now $7.2 million, which we expect to collect over the next couple of quarters.

Capital expenditures net of disposals were $35.3 million, and gross CapEx was approximately $38.1 million. We expect our net CapEx for FY15 to come in near $90 million, reflecting robust opportunities in the business.

During the quarter, we spent $13.5 million to repurchase 275,000 shares of our common stock, at an average price of $49.24 per share. Subsequent to the end of the quarter, we completed an acquisition of a small contractor in the upper Midwest for a purchase price of approximately $6.8 million.

Now going to our outlook on slide 10. As we look ahead to Q4, we anticipate revenues which range from $550 million to $570 million. We expect firm and strengthening end market opportunities, increased demand by several large customers, including one-gigabit deployments and customers where we are growing core market share, and lower revenue on stimulus projects as that program nears completion.

Gross margin percentage is expected to expand and reflects a solid mix of customer growth opportunities. Total G&A costs are expected to range from 8.3% to 8.5% of revenue, reflecting our scale and higher performance based compensation, including share-based award expense.

Depreciation and amortization on a combined basis is expected to range from $24.9 million to $25.4 million. Interest expense is expected at approximately $6.8 million.

Other income from asset sales is expected to range from $1.3 million to $1.7 million. Taxes are expected to be 38.5% for Q4 2015.

The applicable factors are expected to generate an Adjusted EBITDA margin percentage which expands from the Q4 2014 result and earnings which are currently expected to range from $0.74 to $0.82 per diluted share. We expect approximately 35 million diluted shares during Q4 2015, with shares gradually increasing in subsequent quarters.

Now going to slide 11. Looking ahead to Q1 of FY16, our expectations currently reflect revenue growth of high single to low double digits percent compared to Q1 2015, including revenues of recently acquired companies. We expect margins to increase over the Q1 2015 result. G&A expense is expected to decrease slightly as a percentage of revenue year-over-year and include non-cash stock-based compensation of approximately $4.5 million.

Adjusted EBITDA margin percentage is currently expected to increase from Q1 2015. Other factors influencing results include depreciation and amortization on a combined basis which is expected to range from $25.3 million to $25.8 million, interest expense of approximately $6.8 million, and other income from asset sales which ranges from $1.4 million to $1.8 million.

Finally, as a result of our 52-, 53-week calendar, I'd like to remind you that our FY16 will include 53 weeks of operations. Q1, Q2 and Q3 will all have 13 weeks of operations, and our fiscal Q4 of 2016 will have 14 weeks of operations.

Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Drew. Moving to slide 12. Within an improving economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintain strong customer relationships throughout our markets. We continue to win and extend contracts at attractive pricing.

Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening.

Telephone companies are deploying fiber to the home and fiber to the node technologies to enable video offerings and one-gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying fiber to the node architectures are transitioning to fiber to the home deployments, while others are beginning to provision video over their fiber to the node architectures.

Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process.Overall, cable capital expenditures and new build opportunities are expanding. Dramatically increased speeds to consumers are being planned.

New projects resulting from the Connect America Fund Phase I are deploying fiber deeper into rural networks. More are expected, as new multi-year opportunities emerge through the balance of this calendar year. And, customers are consolidating supply chains, creating opportunities for market share growth.

Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives which, in most cases, are meaningfully accelerating and expanding in scope. We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees, and the experience of our management team, as we grow our business and capitalization.

Now Keely, we will open the call for questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Tahira Afzal, KeyBanc Capital Markets.

Sean Eastman - KeyBanc Capital Markets - Analyst

Good morning, gentlemen. Congrats on another beat this quarter. This is Sean on for Tahira today. I guess my first question is, given that Dycom has clearly set a new pace of top-line growth in the last two quarters and opportunities are continuing to accelerate and strengthen into the beginning of 2016, how should we be thinking about a sustainable organic growth rate going forward? Is that high-single to low-double-digit outlook for 1Q 2016 kind of a good way to think about longer-term growth, as well?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Sean, I think what we've always said in this business is that it is a people business. If you take our organic growth this quarter and as you look ahead to the fourth quarter and annualize it, we are creating several hundred million dollar businesses each year. And I think for us to make sure that we keep it under control, we're going to take a prudent view to growth.

On the same hand, there are some pretty large opportunities that we see in prospect. And as long as we are providing good service to customers, we will step up when they ask us to. So, hard to say, because, as I said in my comments, we're somewhat in an unprecedented phase in the industry right now.

Sean Eastman - KeyBanc Capital Markets - Analyst

Okay. Fair enough. Fair enough. And, secondly, I couldn't help but notice, but growth really picked up notably for your unnamed customer. So, to the extent you can comment, we would love to get some color on what drove that jump, following a more nuanced quarter in the second quarter.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

After last quarter's call, we were at an investor conference on a webcast and we had highlighted that we had worked through some administrative issues with that particular customer around this year's program. And we expected the pick-up, and it did. And I think it's that simple.

Sean Eastman - KeyBanc Capital Markets - Analyst

Okay. Fantastic. And I will pass it on. Congrats again.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thank you.

Operator

Adam Thalhimer, BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst

Hello. Good morning, guys. Congrats.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

I wanted to ask first about your all-other customers that grew 0.5% organically in the quarter. What's going on there? Are you concentrating capacity on the top five customers? Or is there a catalyst such as the Connect America Fund that might turn those other customers around?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think, Adam, if you look at the balance of the customers, remember we've had a year-over-year decline in stimulus. And all of that decline would have been below the top five customers. So I think it's stimulus related. To the extent, as we had talked about last quarter, we saw a little bit of softness on wireless. And a good portion of that business was below the top five customers. So I don't see anything more to read into that.

Clearly, as Connect America Fund decisions are made, there are certainly a number of customers where there's some real opportunity. Although, actually, there's some real opportunity also in our top five customers. So, really, Connect America Fund is an opportunity across the board.

Adam Thalhimer - BB&T Capital Markets - Analyst

All right. And then, on the Connect America Fund, the carriers have until August to decide whether or not to take the money. What are your thoughts on if they do, and then how the timing plays out in terms of when you would actually see some construction out in the field?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

So our customers -- a number of our customers have been speaking at conferences, as this is a good last 10 days to get a view as to what they're thinking about. And I think, at least in two notable instances, senior management was very confident about taking most, if not all, of the Connect America Fund that would be offered to them.

I think they will work through the issue, as they've indicated, over the summer. And I think this fall, that there should be some opportunities around engineering. Of course, we are doing Connect America Phase I now, and construction should be peaking with that over the summer into the fall. So I think we've got a good trajectory on that business right now.

Adam Thalhimer - BB&T Capital Markets - Analyst

Great. And then, lastly, just on the credit facility increase, is there anything to read into from that?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We were able to lower our borrowing costs and increase capacity in an environment where the business is growing pretty significantly. And we thought that was the right thing to do -- to support that growth and be there for our customers.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Great. Thanks a lot.

Operator

Christian Schwab, Craig-Hallum Capital.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Congratulations, guys, on another great quarter. Steve, I just have a question on a lack of clarity that you gave the last few quarters. On the 1-gigabit full deployments, we categorize that as dozens of metropolitan areas. The last few quarters, we've talked about that going from 11 to 17. Do you have an actual number you can share with us there?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We are not. We actually have a number. We know it's more than two dozen, right. And, Christian, what we're trying to indicate there is we do live in a competitive world. So we provided disclosure to help investors get comfortable with the emergence of the theme. But it's here.

We have senior executives with our customers going on CNBC and talking about 1 gigabit. We have comments from another customer on their earnings call about deployments this year, next year, and beyond. And so, from our perspective, it's really becoming, for lack of a better term, business as usual. And so for us, given the number of customers we're now working with, the number of customers that are in prospect and talking about it publicly over an extended period of time, we just decided to alter the disclosure in a way that helps investors, but doesn't overly help our competition.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Has the number of customers that you're dealing with expanded beyond last quarter?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes. That's correct.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay. Perfect. As the scale and scope of the business expands, driven by -- we talked about as unprecedented wireline network spending -- what is the -- how should we be thinking about gross margins and the trajectory of that, as business continues to ramp? Can you walk us through some of the puts and takes, so we can see what ultimately that number could be two or three years from now?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We haven't spoken in the past to gross margins specifically, but more kind of our thoughts on EBITDA. And we have been able to get to mid-teens EBITDA before. It's an environment where we have to have good returns on capital, because we're spending lots of money to support our customers. And so we want to make sure that we get not only bigger, but better.

On the same hand, we're not going to just push all the levers to push all the gross margin ahead, because we want to be fair to our customers. They're good customers. We've had decades-long relationships. And so it's always a balancing act: good returns to attract capital, reward our shareholders; and at the same time, recognize that we need to keep the interests of our customers in balance.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. No other questions. Congratulations again.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thank you.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Thanks, guys, and congratulations. My first question -- I wanted to start on gross margin, but a little bit more detail on the quarter. So you talked about the mix of work being a driver of the strong improvement, fuel and productivity. Can you help us get a sense of how that improvement broke out between those categories, particularly the benefit you saw from fuel?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Drew, go ahead.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Good morning, Noelle. Fuel was a little over $2.5 million, just from a price perspective, year over year, of a benefit.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then can you speak to just mix and productivity, to some extent?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Noelle, I think what we've talked about before is we had winter weather in February and March. And we were somewhat less impacted, because we continue to see robust opportunities for performing aerial construction, which is less weather affected. We also had good growth inside of our existing footprint. And it's always more productive to add resources in existing footprint where you have supervisors and safety folks and your yard facilities and warehousing all in place. And so I really think that in addition to the fuel is the ability, given the broad scale of our footprint at this point, that's what's really driving productivity, and the mix.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. So my next question is somewhat related to that. You had 13.4% organic growth. Your headcount was up 5.1% year over year. It's been running relatively flat. How much more productivity do you think you can extract out of your current workforce before you really have to start adding significantly?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

People always work more effectively when load goes up. Overtime goes up and, if it's managed well, we have good productivity.

I think the other thing to keep in mind is, as the business grows, we will use subcontractors. Because we want to be able to add to that -- add to our capability quickly and actually be able to utilize some of their capital assets. So that is, in part, affecting the headcount, also, Noelle. So that we are adding subcontracted resources, in addition to our own increases in headcount and improvements in productivity.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then, quickly, can you disclose how much your wireless business was down in the quarter? I know you said it was expected, but just to give us a sense of what you're seeing there.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Sure. It was about 7% of total revenue, Noelle. So it was down, call it, $14 million, $15 million year over year. A year ago was a pretty strong period. And so, not a big surprise, given the general commentary in the industry.

Noelle Dilts - Stifel Nicolaus - Analyst

Right. Okay. Thank you.

Operator

Jennifer Fritzsche, Wells Fargo.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Thank you for taking the question. A few questions. Very good quarter. Steve, if you can tell me, on CAF 1, you have a line of sight, obviously you've done work there. Can you tell me when those discussions started happening for that work? Was it after they got the money? I'm just trying to get a bogey as to when we could begin to see that for CAF 2.

And then, I don't know if you disclosed this, but AT&T has talked about rolling out 17 gigapower markets this year. Can you tell us how much exposure you have to those 17 markets?

And then, just a bigger-picture question, last one. I think there's a real, kind of, people trying to connect the dots here, because we've seen the equipment players get really hit because of pullbacks from some of your largest customers. Yet your numbers don't jive with that at all. I just wanted to pick your brain as to kind of any color you see in connecting those dots, would be helpful.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Jennifer, I don't specifically remember when the CAF 1 money was accepted by our customers. But I would say that we certainly have had discussions with them, particularly those that had received stimulus dollars. So it's somewhat rolled from one activity to the other. And clearly while we may have done some preparatory work prior to their formal acceptance, we did not start work on anything until they accepted that money. But there may have been planning activities that took place.

With respect to, broadly, the gigapower initiative with AT&T, we have a broad exposure to that, both from engineering, which is throughout kind of the Sunbelt, and then on construction in the Southeast, although we're doing other levels of activity around the country. So I think we have a pretty broad exposure to that initiative.

And then, with respect to the equipment manufacturers, I think perhaps the market has been somewhat focused in the wrong direction. Both of the -- the largest supplier in North America, to my understanding, of fiber cable, primarily to the telephone industry but also to cable, reported 18% year-over-year growth. Another significant supplier to both industries was in excess of 10%.

So, given that our activities are primarily around creating the path that the fiber takes to the home, I think our growth is just in line with the cables that we are either putting on holes or in the ground. And perhaps some of the other equipment manufacturers are more subscriber related around ONTs and other type devices which will follow, as our customers begin installing new customers -- new subscribers.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Great. Thank you.

Operator

(Operator Instructions)

Simon Leopold, Raymond James.

Victor Chiu - Raymond James - Analyst

This is Victor in for Simon. I just wanted to start with a housekeeping question. Could you round out the top 10 customer list, if you don't mind?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Good morning, Victor. Time Warner Cable was at number six, at 4.7% of revenue. Windstream was number seven, at 4.6%. Charter was number eight, at 3%. Corning was number nine at 2.8%. And Fairpoint Communications was number 10, at 1.6%.

And then the split, telco was at 62.5%; cable was at 27.7%; facility locating customers at 6.2%; and then, electrical and other was at 3.6%.

Victor Chiu - Raymond James - Analyst

Great. Thanks very much. I guess I just wanted to follow up off of the previous question. I guess I just wanted to see if you could give us a little more color around the strength relative to the rest of the carrier-exposed vendors in the industry. I think even with the understanding that, historically, your business isn't directly synchronized with carrier CapEx and spending, they still shared, generally, a rough relationship.

This is one of the first times that I can remember that there's been such a notable dichotomy between how bleak other vendors are kind of describing the industry right now and then how strong your results have been, I guess. So I guess I'm just looking for more colors around what you think is unique about this particular period that the slowing down of other spending isn't enough to offset the gigabit deployments that you guys are seeing, I guess.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Victor, if we take it in pieces. We're seeing a general weakness in wireless. We're actually starting to see some plans for next year. And we're actually encouraged that 2016 appears, at this point -- and just in our footprint, so maybe not more broadly -- but at least for us, we will be up in 2016 versus 2015, but certainly down this year.

And then, with respect to the other OEMs, if we have fiber-optic cable manufacturers who are reporting growth rates that are in excess of our organic growth rates, they are either shipping it into warehouses or somebody's got to install it. To me, it's entirely consistent across the best indicators.

And then, clearly, we serve big customers. And so our spend, as a percent of their capital budgets, is a small percentage. And to the extent that we just happen to be blessed or fortunate to be providing services that are of a high level of importance to the customer, then we're going to be a good place, in that we have our second-largest customer who has been very aggressive, making additional announcements about their GPON initiative. We have our largest customer whose CEO went on TV and said that this fiber gigabit phenomenon would last past his retirement. And he's a young man. So, there's a lot of work going on.

Victor Chiu - Raymond James - Analyst

Okay. I get that. So, should we just assume that the correlation going forward between what the carriers disclose that they're intending on spending and then how you guys perform, that correlation is different now, I guess?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Victor, I'm struggling. I'll take one more swing at it and then we can move on. If we have a customer that says they're going to do 2 million homes passed with fiber and the budget is down, and the 2 million is up from last year, I don't know why you would be surprised that we would be up also. If we have another customer that says they're going to do 700,000 homes passed with fiber this year, up from essentially none last year, I don't know why you're surprised that our sales would be up with that customer.

Victor Chiu - Raymond James - Analyst

Yes. That makes sense.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I guess their own comments are uncorrelated with their own capital budgets. But I can't sort that out, because we're too busy just getting the work done.

Victor Chiu - Raymond James - Analyst

Got it. Great. I'll step back in the queue. Thanks very much.

Operator

Alan Mitrani, Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Hi. Thank you. Just a few questions. I see stimulus cost you about $22 million year over year, in terms of the drag, versus what you reported the organic growth ex-stimulus. If I remember correctly, next quarter is really the inflection point, we drop down meaningfully from there?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Fourth quarter, Alan, is $18 million. The first quarter is $14 million, and then it drops into single-digit millions. So, yes, that's correct.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And you expect, and realize, the CAF, they have a certain time period to accept it. But I know you have a decent estimation of where some of your customers lie in the conversations. Once that starts coming in, that's calendar 2016 mostly?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

The way the plan -- and we just know what the order says -- so they have until the end of August to indicate what they are interested in accepting. And, shortly thereafter, they will actually be funded for 2015. So, in some way, there will be a cash flow in. The planning process and some very preliminary engineering has to be done to help them determine what they are going to accept in what states.

And so my expectation is that we get into the fall, that there will be engineering opportunities and perhaps some very minor construction activities at the tail end of calendar Q4, with a ramp in 2016. If you look at the CAF order from the FCC, they have a pretty aggressive commitment that, by the end of 2017 -- calendar 2017, 40% of the program must be constructed. So there will be a pretty significant ramp through 2016 to get to that objective.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great. That's very helpful. So, using that as a springboard, can you just maybe talk about your views on capital structure and leverage? I saw that you bought back stock this quarter and you extended out your maturities, giving you some certainty. You're now at roughly 1.8 times trailing net debt to EBITDA. And, given where your EBITDA looks like it's going, as well as the certainty that CAF is giving you from an underlying revenue perspective, it seems like your business can carry a little more leverage, given you're going to delever fairly quickly. But not sure there's a reason to. Can you remind us where you feel comfortable with leverage? Could you add a half a turn of leverage, minimal amounts in the next 12 to 18 months while still funding all your CapEx and growth opportunities?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

What we've always said, Alan, is, particularly with respect to organic growth, we are comfortable with some increased leverage. Because if you think about the credit quality of our customers, for us to help them by supplying working capital as we grow organically, we're very comfortable doing that. We're also comfortable with buying fixed assets, because we don't generally have highly specialized equipment. So, to the extent that as we grow, for some reason, in an unexpected way, we had extra equipment, we'd just deploy it in the rest of the business or sell it. So I think we are very comfortable taking leverage up to the extent that we have substantial growth opportunities organically that require that.

We certainly continue to look at some small acquisitions, and we are happy to do that. I think, if you look at our trajectory post the Quanta transaction, we haven't completely delevered back to where we started. But, by the end of the calendar year, we'd certainly be close, maybe ahead. And so we understand that, that creates capacity, either to step up to substantial opportunities that require working capital or, to the extent that we see value in the stock versus acquisition, we can certainly do that, too. We're not range bound in terms of the target debt ratio or leverage ratio. It depends on where the money's going.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great. I appreciate that. Two more quick things. One for Drew. You said you bought a company post quarter. What's the expected revenues from that business? You said you paid $6.8 million?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

It's insignificant -- $7 million, $8 million. It was a nice tuck-in to an existing business.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then, the Comcast deal fell apart this past quarter. But it seems like guys aren't waiting long to look at Time Warner. I saw Time Warner's spending was down this quarter. Can you give us what your take is on some of the consolidation that looks like it's going on? Even today, there's an announcement of Suddenlink switching owners. Just give us your take on how that could play out for you. Do you expect any sort of pause in spending, as in the past this happened, or is the competitive situation too hard for these guys to stop?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think with respect to Time Warner, they actually indicated, on a full-year basis, their CapEx would be up in 2015 versus 2014. There was some seasonality to their spend. But we don't expect any significant impact.

I think with respect to broader M&A, we're disappointed that the transaction was not able to happen. But, clearly, Comcast has articulated, just over the last week or two, some very significant objectives around network deployments. And we are growing with them rapidly. So I think, on a net-net basis, the M&A that may occur outside Comcast shouldn't have any significant impact on the overall company.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Thanks a lot.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Thanks, guys. I just wanted to circle back to the first question of the Q&A. I wanted to dig into your first-quarter 2016 preliminary guidance a bit. You're talking about revenue growth in the high-single to low-double digits. I guess, at that point, I'm thinking the stimulus headwind will be rolling off a bit. So it seems like, obviously, a step down from this quarter. Maybe could you just walk us through some of the puts and takes that are going into that guidance?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Noelle, as we look at the second quarter out, we just want to make sure that we take an appropriately conservative view that CAF money will be coming out. There is some M&A in the broader industry. And we just don't want to get ahead of ourselves. We've got a lot of good things going on in the business, and we just don't want to get ahead of that.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then, second question goes back to your comments on weather in the quarter. It sounds like you did have some weather headwinds in January and February. Obviously, this move toward aerial is reducing the extent to which you're impacted by that. But would you say there was somewhat of a weather headwind in the quarter? Had it not been for the challenging weather that many of your competitors have talked about, do think you would have seen a better --?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

January was in our second quarter. So there was some impact in February, and actually into the first week of March. I think the pattern that we saw is consistent with what we saw at other periods, where we had two things. So lots of demand -- not peak demand, because obviously, demand is growing. But where we had lots of demand, aggressive customer timelines, somehow we seem to get through weather better in that demand environment than when things are somewhat slower. And then, this mix towards a work type that is -- that we are better able to prosecute in periods of poor weather. So if you actually look back to where aerial construction, for the cable operators, was a bigger percentage of our business in the 1990s, we tended to have less seasonality in our Q2 and Q3 than we've had over the last decade.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Thank you.

Operator

Jennifer Fritzsche, Wells Fargo.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Great. Thank you. I just wanted to follow up on the cable question, just bigger-picture questions. Today, the cable sector is about, I think, Drew, you said 27% of your total revenue. As you look out -- and there clearly has been changes with the merger we thought would happen now not happening -- do you see that exposure growing, or do you still see telecom representing two-thirds of this business?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We certainly would be happy if it grew. There have been periods of time in the mid- to late 1990s where it was about half of the business. All of the cable operators were at an investor conference last week. All talked about thinking about gigabit, or gigabits, as a product delivery. They talked about plans going into 2016 and beyond.

And I think when you're growing organically, Jennifer, it's really a flow-share question. So we would be happy if it grew. We would be happy if the rest of our customers grew. And if they're all growing, it's really just a comparative analysis. It's not really a substitutionary effect of one for another.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Got it. Thanks.

Operator

Adam Thalhimer, BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst

Thanks. Steve, you mentioned that you had gotten an early look at some of the wireless budgets for 2016. Just curious whether you've had an early look at any of the wireline budgets.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

So we did not indicate that we had seen -- had an early look at wireless budgets. What we said is, in our footprint, as we think about planning and some of the objectives that have been -- that we have reviewed, that we have a good feel. But we don't know what budgets are next year. That's not for us to say. We just feel good, in the footprint we serve, that 2016 looks like it will be a better year.

On the wireline side, I think what we commented on in the presentation was that we have customers articulating multiple-year objectives. Clearly, there is one merger that is near at hand, and there have been some objectives that have been part of that regulatory review process that I think can give you some insight into next year and years beyond.

Adam Thalhimer - BB&T Capital Markets - Analyst

Got it. Thanks.

Operator

Alan Mitrani, Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

One last one for you, Steve, on the strategic lookouts. I understand you got a lot of CapEx coming. I understand you've got a lot of organic growth. Do you see any ancillary businesses, anything related that might look interesting from an M&A standpoint, in terms of -- I'm assuming a lot of bankers are showing you a lot of deals at this point in time and maybe some of the guys who are owned by private equity are looking to become public or looking to sell out. Can you just talk a bit about the M&A environment and where you might take this in the next couple years?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

There are certainly M&A opportunities to look at. I think we're primarily focused on organic growth, given the magnitude of the opportunities that we see. I think we're positioned in as good a space as we could imagine over the next several years. And so we really are just focused on doing a good job for the opportunities we have with customers that we've served for a long time.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Thank you.

Operator

Thank you. And, at this time, there are no further questions.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We thank everybody for your time and attendance, and attention on the call. And we look forward to speaking to you on our fourth-quarter call at the end of August. Thank you.

Operator

Thank you. Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.